EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into effective as of the 12th day of May, 1999 (the "Effective Date"), by and between MILLER INDUSTRIES, INC., a corporation organized under the laws of the State of Tennessee, USA (the "Company"), and JAMES A. MCKINNEY (the "Executive").

For and in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. EMPLOYMENT. Subject to the terms and conditions of this Agreement, Executive shall be employed by the Company as Chief Executive Officer - Road One, Inc., and shall perform such duties and functions for the Company and any company controlling, controlled by or under common control with the Company (such companies hereinafter collectively called "Affiliates") as shall be specified from time to time by the Chairman of the Board; Executive hereby accepts such employment and agrees to perform such executive duties as may be assigned to him.

         2. DUTIES. Executive shall devote his full business related time and best efforts to accomplishing such executive duties at such locations as may be requested by the Chairman of the Board of the Company. While employed by the Company, Executive shall not serve as a principal, partner, employee, officer or director of, or consultant to, any other business or entity conducting business for profit without the prior written approval of the Chairman of the Board of the Company. In addition, under no circumstances will Executive have any financial interest in any competitor of the Company; provided, however, that Executive may invest in no more than 2% of the outstanding stock or securities of any competitor whose stock or securities are traded on a national stock exchange of any country.

         3. TERM. The initial term of this Agreement shall be three (3) years commencing on the date hereof ("Effective Date") and ending on the third anniversary of the Effective Date. Beginning with the first annual shareholders' meeting at which directors are to be elected following the Effective Date and as of each annual shareholders' meeting at which directors are to be elected thereafter, Executive's employment and the term of this Agreement shall be extended automatically (without further action by either the Company or the Executive) for an additional period such that the Term of this Agreement will end on the 3rd anniversary of such shareholders' meeting, unless no later than 10 days following the date of such shareholders' meeting, the Company provides the Executive with written notice that the Term of this Agreement is not being extended. Notwithstanding the above, the Term of this Agreement shall end on the Executive's 65th birthday.

         4. COMPENSATION AND BENEFITS. As compensation for his services during the Term of this Agreement, Executive shall be paid and receive the amounts and benefits set forth in subsections (a), (b), (c) and (d) below:

         (a) BASE SALARY. An annual base salary ("Base Salary") of $250,000 prorated for any partial year of employment. Executive's Base Salary shall be subject to annual review, commencing as of the first anniversary of the Effective Date of this Agreement, for adjustments at such time as the Company conducts salary reviews for its executive officers generally. Executive's salary shall be payable in accordance with the Company's regular payroll practices in effect from time to time for executive officers of the Company.

         (b) BONUS. In addition to the Base Salary, the Executive shall be entitled to participate in any of the Company's present and future stock or cash based bonus plans that are generally available to its executive officers, as such plans may exist or be changed from time to time at the discretion of the Company

         (c) OTHER BENEFITS. Executive shall be entitled to vacation with pay, life insurance, health insurance, fringe benefits, and such other employee benefits generally made available by the Company to its executive officers, in accordance with the established plans and policies of the Company, as in effect from time to time.

         (d) STOCK OPTIONS. As of the Effective Date of this Agreement, Executive will be granted 200,000 stock options under the Miller Industries, Inc. Stock Option and Incentive Plan ("Stock Option Plan") in accordance with Schedule A attached hereto.

         5.       TERMINATION.

         (a) BY EXECUTIVE. Executive may voluntarily terminate his employment hereunder at any time, to be effective 60 days after delivery to the Company of his signed, written resignation; Company may accept said resignation and pay Executive in lieu of waiting for passage of the notice period.

         (b) BY COMPANY. Subject to the terms of this Paragraph and Paragraph 5(c) below, the Company may terminate Executive's employment hereunder, in its sole discretion, whether with or without just cause (as defined in Paragraph 5(b)(ix) below and subject to the notice periods described therein), at any time upon written notice to Executive. If, prior to the end of the Term of this Agreement, the Company terminates Executive's employment without just cause (as defined in (ix) below), the Executive shall be entitled to receive, as damages payable as a result of, and arising from, a breach of this Agreement, the compensation and benefits set forth in (i) through (iv) below, subject to the Executive's obligation to mitigate damages by reducing the amounts he is entitled to receive hereunder by earnings from subsequent employment as provided in (viii) below. The time periods in (i) through (iii) below shall be the lesser of 36-months or the time period remaining from the date of Executive's termination to the end of the Term of this Agreement (the "Severance Period").

         (i) Base Salary.  The  Executive  will  continue to receive his current
             -----------
         Base Salary (subject to withholding of all applicable taxes and any amounts referred to in paragraph (iii) below) for the Severance Period in the same manner as it was being paid as of the date of termination. For purposes hereof, the Executive's "current Base Salary" shall be the highest rate in effect during the twelve-month period prior to the Executive's termination.

                  (ii) Bonus. The Executive shall receive monthly bonus payments
                       -----
         from the Company for the Severance Period in an amount for each such month equal to one-twelfth of the average ("Average Bonus") of the bonuses earned by him for the three calendar years immediately preceding the year in which such termination occurs. Any bonus amounts that the Executive had previously earned from the Company but which may not yet have been paid as of the date of termination shall not be affected by this provision. Executive shall also receive, within 60 days after the date of his termination, a prorated bonus for any uncompleted fiscal year at the date of termination equal to the Average Bonus multiplied by the number of days he worked in such year divided by 365 days.

         (iii) Health and Life Insurance Coverage. Any health and life insurance
               ----------------------------------
         benefits coverage (including any executive medical plan) provided to the Executive at his date of termination shall be continued by the Company at its expense at the same level and in the same manner as if his employment had not terminated (subject to the customary changes in such coverages if the Executive retires under a Company retirement plan, reaches age 65 or similar events and subject to Executive's right to make any changes in such coverages that an active employee is permitted to make), during the Severance Period. Any additional coverages the Executive had at termination, including dependent coverage, will also be continued for such period on the same terms. Any costs the Executive was paying for such coverages at the time of termination shall be paid by the Executive by separate check payable to the Company each month in advance. If the terms of any benefit plan referred to in this paragraph do not permit continued participation by the Executive, then the Company will arrange for other coverage at its expense providing substantially similar benefits. The coverages provided for in this paragraph shall be applied against and reduce the period for which COBRA will be provided.

         (iv)  Stock  Options.  As  of  Executive's  date  of  termination,  all
               --------------
         outstanding stock options granted to Executive under the Stock Option and Incentive Plan and any other Company stock option plan shall become 100% vested and immediately exercisable. To the extent necessary, the provisions of this paragraph (iv) shall constitute an amendment of the Executive's stock option agreements under the Stock Option Plans.

                  (v)  Effect of Death.  In the event of the  Executive's  death
                       ---------------
         after his termination of employment by the Company under this Paragraph 5(b), the benefits payable under (i) and (ii) of this Paragraph 5(b) shall continue for a period of twelve (12) months, or, if shorter, until the end of the Term of this Agreement; provided, however, such payments will be paid in a lump sum payment within 60 days following the Executive's death, to the Executive's surviving spouse, or, if none, to the Executive's estate. In addition, in the event of Executive's death, any dependent coverage in effect under (iii) of this Paragraph 5(b) shall continue at the Company's expense, for a period of 12 months, or, if shorter, until the end of the Term of this Agreement.

                  (vi)   Other   Termination.   Executive   hereby   agrees  and
                         -------------------
         acknowledges that if he voluntarily resigns from his employment, or is terminated for just cause, prior to the end of the Term of this Agreement, then he shall be entitled to no payment or compensation whatsoever from the Company under this Agreement, other than as may be due him through his last day of employment including any vested benefits and any benefit continuation or conversion rights which he may have in accordance with the established plans and policies of the Company.

                  (vii) Change in Control. Notwithstanding any provision of this
                        -----------------
         Agreement to the contrary, if Executive's employment is terminated (whether by the Company or by Executive) under circumstances that would entitle him to receive benefits under his agreement with the Company providing compensation and benefits for termination following a "change in control" of the Company (as defined in such agreement), then any such termination shall be treated under this Agreement as a termination by the Company without just cause and the Executive shall be entitled to the compensation and benefits set forth in (i) through (iv) above for the time periods provided in this Paragraph 5(b), and such amounts shall be treated as damages payable as a result of, and arising from, a breach of this Agreement.

                  (viii) Obligation to Mitigate. Although Executive shall not be
                         ----------------------
         required to seek subsequent employment, if Executive accepts subsequent employment during the period he is receiving compensation and benefits under (i) through (iii) above, Executive shall be required to notify the Company within 10 days of accepting such subsequent employment, and the Executive shall be required to mitigate damages by reducing the amount of severance payments he is entitled to receive under (i) and
         (ii) above by any compensation he earns from subsequent employment during the period he is entitled to compensation under (i) and (ii) above. In addition, the life insurance coverage being continued under
         (iii) above shall terminate as of the date of the commencement of the Executive's subsequent employment, and the health insurance coverage being provided under (iii) above shall terminate as of the date the Executive becomes covered under a health plan of the subsequent employer.

                  (ix) "For Just  Cause".  For purposes of this  Agreement,  the
                       -----------------
         phrase "for just cause" shall mean: (A) Executive's material fraud, malfeasance, gross negligence, or willful misconduct with respect to business affairs of the Company which is directly or materially harmful to the business or reputation of the Company or any subsidiary of the Company; (B) Executive's conviction of or failure to contest prosecution for a felony or a crime involving moral turpitude; or (C) Executive's material breach of this Agreement. A termination of Executive for just cause based on clause (A) or (C) of the preceding sentence shall take effect 30 days after the Executive receives from Company written notice of intent to terminate and Company's description of the alleged cause, unless Executive shall, during such 30-day period, remedy the events or circumstances constituting cause; provided, however, that such termination shall take effect immediately upon the giving of written notice of termination of just cause under any clause if the Company shall have determined in good faith that such events or circumstances are not remediable (which determination shall be stated in such notice).

         (c) BY DEATH OR DISABILITY. If Executive's employment is terminated due to Executive's death, the Executive's surviving spouse, or if none, his estate, shall receive the benefits payable under (i) and (ii) of Paragraph 5(b) above; provided, however, such payments shall be for a period of 12 months rather than 36 months and such payments shall be made in a lump sum payment within 60 days of the Executive's death. In addition, if the Executive's dependents are eligible to and actually elect to continue under COBRA any coverages provided under Paragraph 5(b)(iii), the Company shall pay the cost of such COBRA coverage for a period of 12 months following the date of Executive's death. If Executive's employment is terminated due to Executive's disability (as defined in the Company's long-term disability plan or insurance policy, or if no such plan or policy, as determined in good faith by the Company), Executive shall be entitled to the benefits payable or to be provided under (i), (ii), (iii) and
(iv) of Paragraph 5(b); provided, however, the benefits under (i), (ii) or (iii) of Paragraph 5(b) shall be payable or to be provided for a period of 24 months. Executive or his estate, as the case may be, shall not by operation of this paragraph forfeit any rights in which he is vested at the time of his death or disability.

         (d) Upon termination of Executive's employment for any reason whatsoever (whether voluntary on the part of Executive, for just cause, or other reasons), the obligations of Executive pursuant to Paragraphs 6 and 7 hereof shall survive and remain in effect for the periods described in Paragraph 6.

         6. COMPETITION, CONFIDENTIALITY, AND NONSOLICITATION. Executive agrees to be bound by the terms and conditions of the Noncompetition Agreement attached hereto as Exhibit "A", which is hereby made a part of this Agreement.

         7. INJUNCTIVE RELIEF. The Executive acknowledges that his services to be rendered to the Company are of a special and unusual character which have a unique value to the Company, the loss of which cannot adequately be compensated by damages in an action at law. Executive further acknowledges that any breach of the terms of Paragraph 6, including Exhibit "A", would result in material damage to the Company, although it might be difficult to establish the monetary value of the damage. Executive therefore agrees that the Company, in addition to any other rights and remedies available to it, shall be entitled to obtain an immediate injunction (whether temporary or permanent) from any court of appropriate jurisdiction in the event of any such breach thereof by Executive, or threatened breach which the Company in good faith believes will or is likely to result in irreparable harm to the Company. The existence of any claim or cause of action by Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of Executive's agreement under this Paragraph and Paragraph 6 above.

         8.       MISCELLANEOUS.

         (a) NOTICE. Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and shall be deemed to have been duly given when delivered personally or seven days after mailing if mailed first class by registered or certified mail, postage prepaid, addressed as follows:

           If to the Company:       Miller Industries, Inc.
                                    P.O. Box 120
                                    8503 Hilltop Drive
                                    Ooltewah, Tennessee 37363
                                    Attention:  Chairman of the Board

           If to the Executive:     James A. McKinney
                                    1300 Twelve Oaks Circle
                                    Atlanta, Georgia 30327

     or to such other address as any party may designate by notice to the others.

         (b) ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto with respect to the Executive's employment by the Company, and supersedes and is in full substitution for any and all prior understandings or agreements with respect to the Executive's employment.

         (c) AMENDMENT. This Agreement may be amended only by an instrument in writing signed by the parties hereto, and any provision hereof may be waived only by an instrument in writing signed by the party or parties against whom or which enforcement of such waiver is sought. The failure of either party hereto to comply with any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by either party hereto of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision, or a waiver of the provision itself, or a waiver of any other provision of this Agreement.

         (d) BINDING EFFECT. This Agreement is binding on and is for the benefit of the parties hereto and their respective successors, heirs, executors, administrators and other legal representatives. Neither this Agreement nor any right or obligation hereunder may be assigned by the Executive or the Company, except for assignment by the Company to any wholly owned subsidiary.

         (e) SEVERABILITY AND MODIFICATION. If any provision of this Agreement or portion thereof is so broad, in scope or duration, so as to be unenforceable, such provision or portion thereof shall be interpreted to be only so broad as is enforceable. In addition, to the extent that any provision of this Agreement as applied to either party or to any circumstances shall be adjudged by a court of competent jurisdiction to be void or unenforceable, the same shall in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement.

         (f) INTERPRETATION. This Agreement shall be interpreted, construed and governed by and under the laws of the State of Tennessee. Each party irrevocably
(i) consents to the exclusive jurisdiction and venue of the courts of Hamilton County, State of Tennessee and federal courts in the Eastern District of Tennessee, in any action arising under or relating to this Agreement (including Exhibit "A" hereto), and (ii) waives any jurisdictional defenses (including personal jurisdiction and venue) to any such action. If any provision of this Agreement is deemed or held to be illegal, invalid, or unenforceable under present or future laws effective during the term hereof, this Agreement shall be considered divisible and inoperative as to such provision to the extent it is deemed to be illegal, invalid or unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable there shall be added hereto automatically a provision as similar as possible to such illegal, invalid or unenforceable provision as shall be legal, valid or enforceable. Further, should any provision contained in this Agreement ever be reformed or rewritten by any judicial body of competent jurisdiction, such provision as so reformed or rewritten shall be binding upon the Executive and the Company.

         (g) FAILURE TO ENFORCE. The failure of either party hereto at any time, or for any period of time, to enforce any of the provisions of this Agreement shall not be construed as a waiver of such provision(s) or of the right of such party hereafter to enforce each and every such provision.

         (h)   COUNTERPARTS.   This   Agreement   may  be  executed  in  several
counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

         (i) NO CONFLICTING AGREEMENT. The Executive represents and warrants that he is not party to any agreement, contract or understanding which would prohibit him from entering into this Agreement or performing fully his obligations hereunder.

         (j) HEADINGS. The headings and subheadings of this Agreement are inserted for convenience of reference only and are not to be considered in construction of the provisions hereof.

         (k) CONSTRUCTION. The Company and the Executive acknowledge that this Agreement was the result of arm's-length negotiations between sophisticated parties each represented by legal counsel. Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.

         IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement effective as of the date first written above.

                                                   EXECUTIVE

                                                   /s/  James A. McKinney
                                                   James A. McKinney

                                                   MILLER INDUSTRIES, INC.

                                                   By:    /s/  William G. Miller

                                                   Its   Chairman

                              SCHEDULE A - OPTIONS

         Incentive Stock Options to purchase 80,000 shares of Company common stock, or if less, the maximum number that can be granted as incentive stock options, with an exercise price of 100% of market value on the Effective Date.

         The remainder of the 200,000 options (approximately 120,000 options) shall be nonqualified stock options to purchase shares of Company common stock at an exercise price of $4.00 per share.

         All options shall vest 25% on each of the 1st through 4th anniversaries of the grant date.

                                   EXHIBIT "A"


                            NONCOMPETITION AGREEMENT


THIS NONCOMPETITION AGREEMENT is entered into effective this 12th day of May, 1999, between MILLER INDUSTRIES, INC. (the "Company") and JAMES A. MCKINNEY (the "Executive") contemporaneously with and as part of the Employment Agreement between the parties to which this Noncompetition Agreement is attached.


REASONS FOR THIS NONCOMPETITION AGREEMENT: During Executive's relationship with the Company Executive has learned, will learn, or has or will have access to, important proprietary information related to the manufacturing and distribution of towing and recovery equipment, and towing services (collectively, the "Company's Business"). Executive acknowledges that the proprietary customer, operations, financial, and business information that has been or will be learned or accessible has been and will be developed through the Company's expenditure of substantial effort, time and money; and together with relationships developed with customers and employees, could be used to compete unfairly with the Company. The Company's ability to sell its products on a competitive basis depends, in part, on its proprietary information and customer relationships, and the Company would not share this information, provide training or promote Executive's relationship with customers if the Company believed that it would be used in competition with the Company, which non-disclosure would cause Executive's performance and opportunities to suffer.


In consideration of employment or continued employment and other valuable consideration, the receipt and sufficiency of which are acknowledged, the Company and Executive agree:


1. DEFINITIONS: - For this Agreement, the following terms shall have the meaning specified below:


        (A) PERSON: - any individual, corporation, limited liability company, partnership, joint venture, association, unincorporated organization or other entity.


        (B) TERMINATION DATE: - the date of Executive's termination of employment from the Company, whether such termination is voluntary or involuntary, whether with or without cause, and whether before or after the expiration of the Term of the Executive's Employment Agreement.


        (C) CUSTOMERS: - all Persons (i) that Executive solicited or contacted on behalf of the Company; (ii) whose dealings with the Company were coordinated or supervised, in whole or in part, by Executive; or (iii) about whom Executive possessed Confidential Information, in each case during the one-year period immediately prior to the Executive's Termination Date.


        (D) CONFIDENTIAL INFORMATION: - information, without regard to form, relating to the Company's customers, operation, finances, and business that derives value, actual or potential, from not being generally known to other Persons, including, but not limited to, technical or nontechnical data, formulas, patterns, compilations (including compilations of customer information), programs (including fulfillment and marketing programs), devices, methods (including fulfillment methods), techniques, processes, financial data (including sales forecasts), or lists of actual or potential customers or suppliers (including identifying information about those customers), whether or not reduced to writing. Confidential Information includes information disclosed to the Company by third parties that the Company is obligated to maintain as confidential. Confidential Information subject to this Agreement may include information that is not a trade secret under applicable law, but information not constituting a trade secret only shall be treated as Confidential Information under this Agreement for a two year period after the Termination Date.

        (E) TERRITORY: - the term "Territory" as used in this Agreement means the continental United States. Executive acknowledges that Executive will provide services to Company and will have a substantial impact on the Company's Business throughout the Territory.

        (F) COMPETING BUSINESS: - any Person (other than the Company) providing or offering goods or services identical to or reasonably substitutable for the Company's Business.

2. CONFIDENTIAL INFORMATION: - Executive shall use best efforts to protect Confidential Information. During or after association with the Company, Executive will not use or disclose any of the Company's Confidential Information except in connection with his duties performed in accordance with his Employment Agreement or except with the prior written consent of the Chairman of the Board of the Company; provided, however, Executive may make disclosures required by a valid order or subpoena issued by a court or administrative agency of competent jurisdiction, in which event Executive will promptly notify the Company of such order or subpoena to provide the Company an opportunity to protect its interests.

3. RETURN OF MATERIALS: - On the Termination Date or for any reason or at any time at the Company's request, Executive will deliver promptly to the Company all materials, documents, plans, records, notes, or other papers and any copies in Executive's possession or control relating in any way to the Company's Business, which at all times shall be the property of the Company.

4. SOLICITATION OF EMPLOYEES: - During employment and for a period of 24 months following his Termination Date, Executive will not solicit or induce or in any manner attempt to solicit or induce, any person employed by the Company to leave such employment, whether or not such employment is pursuant to a written contract with the Company or at will.

5. SOLICITATION OF CUSTOMERS: - During employment and for a period of 24 months following his Termination Date, Executive will not solicit Customers for the purpose of providing or offering products or services identical to or reasonably substitutable for the Company's Business.

6. LIMITATIONS ON POST-TERMINATION COMPETITION: - During employment and for a period of 24 months following his Termination Date, Executive will not, within the Territory, be employed or engaged by a Competing Business as a director, executive, officer, manager, consultant or equivalent position.

7. Notwithstanding any provision of this Agreement to the contrary, if Executive's employment is terminated (whether by the Company or by Executive) under circumstances that would entitle him to receive benefits under his agreement with the Company providing compensation and benefits for terminations following a "change in control" of the Company (as defined in such agreement), then the time periods in Paragraphs 5 and 6 above shall be reduced to 12 months.

8. DISPARAGEMENT: - Executive shall not at any time make false, misleading or disparaging statements about the Company, including its products, management, employees, and customers.

9. OWNERSHIP OF CONFIDENTIAL INFORMATION. The Executive hereby agrees that any and all improvements, inventions, discoveries, formulas, processes, methods, know-how, confidential data, trade secrets and other proprietary information (collectively "Work Product") within the scope of any business of the Company or any affiliate which the Executive may conceive or make or has conceived or made during his employment with the Company shall be and are the sole and exclusive property of the Company, and that the Executive shall, whenever requested to do so by the Company, at its expense, execute and sign any and all applications, assignments or other instruments and do all other things which the Company may deem necessary or appropriate (i) in order to apply for, obtain, maintain, enforce or defend letters patent of the United States or any foreign country for any Work Product, or (ii) in order to assign, transfer, convey or otherwise make available to the Company the sole and exclusive right, title and interest in and to any Work Product.


10. INTERPRETATION; SEVERABILITY: - Rights and restrictions in this Agreement may be exercised and are applicable only to the extent they do not violate any applicable laws, and are intended to be limited to the extent necessary so they will not render this Agreement illegal, invalid, or unenforceable. If any term shall be held illegal, invalid, or unenforceable by a court of competent jurisdiction, the remaining terms shall remain in full force and effect. This Agreement does not in any way limit the Company's rights under the laws of unfair competition, trade secret, copyright, patent, trademark or any other applicable laws(s), which are in addition to rights under this Agreement. The existence of a claim by Executive, whether predicated on this Agreement or otherwise, shall not constitute a defense to the Company's enforcement of this Agreement.